Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BREITBURN ENERGY COMPANY L.P.

Pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, as amended, it is hereby certified that:

1. The name of the limited partnership (the “Partnership”) is BreitBurn Energy Company L.P.

2. The Certificate of Limited Partnership of the Partnership is hereby amended by deleting paragraph 1 and inserting in lieu thereof a new paragraph 1 to read as follows:

1. The name of the limited partnership is:

Pacific Coast Energy Company LP

3. This Certificate of Amendment shall be effective as of 7:00 a.m., EST, December 31, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Limited Partnership on this 20th day of December, 2011.

Pacific Coast Energy Company LP

By: BEH (GP) LLC, its general partner

By:	/s/ Gregory C. Brown
Gregory C. Brown
Executive Vice President and General Counsel